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                                                                   EXHIBIT 10.38



                                     KEYCORP

                           DEFERRED COMPENSATION PLAN

                                    ARTICLE I

     The KeyCorp Deferred Compensation Plan ("Plan") as originally established effective January 1, 1997 is hereby amended and restated in its entirety to be effective as of April 1, 1998. The Plan, as established and as amended, is intended to provide certain key Employees of KeyCorp with the opportunity to defer their receipt of compensation to the Plan as a means of providing current tax planning opportunities for such Employees. It is the intention of KeyCorp, and it is the understanding of those Participants covered under the Plan, that the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                                   ARTICLE II

                                   DEFINITIONS
                                   -----------

     2.1 MEANING OF DEFINITIONS. For the purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:

     (a) "BENEFICIARY" shall mean the person, persons or entity entitled under Article VII to receive any Plan benefits payable after a Participant's death.

     (b) "BOARD" shall mean the Board of Directors of KeyCorp, the Board's Compensation and Organization Committee, or any other committee designated by the Board or subcommittee designated by the Board's Compensation and Organization Committee.

     (c) "CHANGE OF CONTROL" shall be deemed to have occurred if under any rabbi trust arrangement maintained by the Corporation, the Corporation is required under the terms of such arrangement to fund such rabbi trust to secure the payment of any Participants' Plan benefits payable hereunder because a "Change of Control" as defined in such rabbi trust has occurred after January 1, 1997.

     (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all regulations promulgated thereunder. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

     (e) "COMMON STOCK ACCOUNT" shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals to the Common Stock Account shall be credited based on a bookkeeping allocation of KeyCorp Common Shares (both whole and fractional rounded to the nearest one-hundredth of a share) which shall be equal to the amount of Participant Deferrals invested by the Participant in the Common Stock Account. The Common Stock Account shall also reflect on a bookkeeping basis all



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            dividends, gains, and losses attributable to such Common Shares. All
            Corporate Contributions and all Participant Deferrals credited to the Common Stock Account, shall be based on the New York Stock Exchange's closing price for such Common Shares as of the day such Participant Deferrals are credited to the Participants' Plan Accounts.

     (f) "COMPENSATION" of a Participant for any Plan Year or any partial Plan Year shall mean the entire amount of base salary paid to such Participant during such period by reason of his or her employment with an Employer, including any base salary which would have been paid except for (1) the Participant's written deferral of such Compensation to this Plan during the Plan Year, (2) the Participant's deferral of such Compensation to the KeyCorp 401(k) Savings Plan and the KeyCorp Excess 401(k) Savings Plan, and/or (3) the Participant's participation in the KeyCorp Flexible Benefits Plan.

     (g) "CORPORATE CONTRIBUTIONS" shall mean the amount which an Employer has agreed to contribute on a bookkeeping basis to the Participant's Plan Account in accordance with the provisions of Article V of the Plan.

     (h) "CORPORATION" shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

     (i) "DEFERRAL PERIOD" shall mean each Plan Year, provided however, that a Participant's initial Deferral Period shall be from his or her first day of participation in the Plan through the last day of the applicable Plan Year.

     (j)    "DETERMINATION DATE" shall mean the last day of each calendar month.

     (k) "DISABILITY" shall mean (1) the physical or mental disability of a permanent nature which prevents a Participant from performing the duties such Participant was employed to perform for his or her Employer when such disability commenced, (2) qualifies for disability benefits under the federal Social Security Act within 30 months following the Participant's disability, and (3) qualifies the Participant for disability coverage under the KeyCorp Long Term Disability Plan.

     (l) "EARLY RETIREMENT" shall mean the Participant's retirement from employment with an Employer on or after the Participant's attainment of age 55 and completion of a minimum of ten years of Vesting Service, but prior to the Participant's Normal Retirement Date.

     (m) "EMPLOYEE" shall mean a common law employee who is employed by an Employer.

     (n) "EMPLOYER" shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer's participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

     (o) "FINANCIAL HARDSHIP" shall mean a financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the



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            Participant, the loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

     (p) "HARDSHIP WITHDRAWAL COMMITTEE" shall mean the Committee established by the Corporation to review Hardship Withdrawal requests of Plan Participants to determine whether a Financial Hardship entitles the Participant to a distribution of Participant Deferrals in accordance with the provisions of Section 6.1(b) of Article VI of the Plan.

     (q) "INCENTIVE COMPENSATION" shall mean the incentive compensation awarded to a Participant under the KeyCorp Annual Incentive Plan and/or the KeyCorp Long Term Incentive Plan.

     (r) "INCENTIVE COMPENSATION DEFERRALS" shall mean a percentage or whole dollar amount of any Incentive Compensation payable to a Participant during the applicable Plan Year, which the Participant has elected in accordance with his or her Participation Agreement to defer under this Plan.

     (s) "INTEREST BEARING ACCOUNT" shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals invested for bookkeeping purposes in the Interest Bearing Account shall be credited with earnings as of each Determination Date which shall be based on the effective annual yield of the average of Moody's Average Corporate Bond Yield Index for the previous calendar month increased by 50 basis points. In the event that Moody's Investor Services Inc. ceases to publish such Index (or any successor publisher thereto) the Board, in its sole and absolute discretion, shall select a substantially similar index to be used in crediting earnings under the Interest Bearing Account.

     (t) "INVESTMENT ACCOUNTS" shall collectively mean those investment accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Investment Accounts shall include the Plan's (1) Interest Bearing Account, (2) Common Stock Account, and (3) Investment Funds.

     (u) "INVESTMENT FUNDS" shall mean those investment accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited and which mirror the investment funds established in accordance with and pursuant to Article VIII of the KeyCorp 401(k) Savings Plan ("Savings Plan") as shall be amended from time to time, provided, however, that the Savings Plan's Corporation Stock Fund, for Plan purposes, shall be excluded from the definition of Investment Funds. Participant Deferrals invested for bookkeeping purposes in the Investment Funds shall be credited on a bookkeeping basis with those earnings, gains, and losses experienced by the Savings Plan's investment funds.

     (v) "NORMAL RETIREMENT" shall mean the Participant's retirement under the KeyCorp Cash Balance Pension Plan on or after the Participant's Normal Retirement Date.



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     (w)    "PARTICIPANT" shall mean an Employee who meets the eligibility requirements set forth in Section 3.1(a) and becomes a Plan Participant pursuant to Section 3.1(b) or Section 3.1(c) of the Plan.

     (x) "PARTICIPATION AGREEMENT" shall mean the executed agreement submitted by the Participant to the Corporation prior to the beginning of a Deferral Period, which contains, in pertinent part, the Participant's deferral commitment for such Deferral Period, the Participant's investment instructions, and the distribution option for such Participant Deferrals.

     (y) "PARTICIPANT DEFERRALS" shall mean those Incentive Compensation Deferrals and Salary Deferrals the Participant has elected to defer under this Plan for each applicable Deferral Period.

     (z) "PLAN" shall mean the KeyCorp Deferred Compensation Plan with all amendments hereafter made.

     (aa) "PLAN ACCOUNT" shall mean those bookkeeping accounts established by the Corporation for each Plan Participant, which shall reflect all Prior Plan Awards, Corporate Contributions, and Participant Deferrals invested for bookkeeping purposes in the Plan's Investment Accounts with all earnings, dividends, gains, and losses thereon. Plan Accounts shall not constitute separate Plan funds or separate Plan assets. Neither the maintenance of, nor the crediting of amounts to such Plan Accounts shall be treated (i) as the allocation of any Corporation assets to, or a segregation of any Corporation assets in any such Plan Accounts, or (ii) as otherwise creating a right in any person or Participant to receive specific assets of the Corporation. Benefits under the Plan shall be paid from the general assets of the Corporation.

     (bb)   "PLAN YEAR" shall mean the calendar year.

     (cc) "PRIOR PLAN AWARDS" shall mean those incentive compensation awards and any salary deferred under the KeyCorp Executive Deferred Compensation Plan, those incentive compensation awards deferred under the KeyCorp Long Term Cash Incentive Compensation Plan, the KeyCorp Management Incentive Compensation Plan, and/or the KeyCorp Short Term Incentive Compensation Plan prior to January 1, 1997 (as transferred to the Plan effective January 1, 1997) and those incentive compensation awards, bonuses and salary deferred under the Ameritrust Deferred Compensation Plan ("Ameritrust Plan") which have been credited at the Retirement Rate (as provided under Section 4.3(a)(i) of the Ameritrust Plan) as of April 1, 1998 and transferred to the Plan effective April 1, 1998.

     (dd) "RETIREMENT" shall mean the termination of a Participant's employment under circumstances in which the Participant begins to receive an Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan.

     (ee) "SALARY DEFERRALS" shall mean the percentage or whole dollar amount of a Participant's annual Compensation which the Participant has elected pursuant to his or her Participation Agreement to defer to this Plan.



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     (ff)   "TERMINATION" shall mean the voluntary or involuntary and permanent termination of a Participant's employment from his or her Employer and any other Employer, whether by resignation or otherwise, but shall not include the Participant's Retirement or termination as a result of Disability.

     (gg) "TERMINATION UNDER LIMITED CIRCUMSTANCES" shall mean a Participant's termination of employment from the Employer (i) within two years after a Change of Control under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a Change of Control agreement, employment agreement, or severance or separation pay plan, (ii) Normal Retirement, (iii) Early Retirement with the approval of the Compensation and Organization Committee in its sole discretion, (iv) due to Disability or death, or (v) as otherwise expressly approved by the Compensation and Organization Committee, in its sole discretion.

     2.2 ADDITIONAL REFERENCE. All other words and phrases used herein shall have the meaning given them in the KeyCorp Cash Balance Pension Plan, unless a different meaning is clearly required by the context.

     2.3 PRONOUNS. The masculine pronoun wherever used herein includes the feminine in any case so requiring, and the singular may include the plural.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------

     3.1    ELIGIBILITY AND PARTICIPATION.

     (a) ELIGIBILITY. An Employee shall be eligible to participate in the Plan if (1) the Employee is a Participant in the KeyCorp Annual Incentive Plan, and/or the KeyCorp Long Term Incentive Plan, and (2) the Corporation selects such Employee to participate in the Plan.

     (b)    PARTICIPATION. An Employee meeting the eligibility criteria of
            Section 3.1(a) may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Corporation prior to the beginning of the applicable Deferral Period or such other deadline as established by the Corporation.

     (c) MID-YEAR PARTICIPATION. When an Employee first becomes eligible to participate in the Plan during a Deferral Period, a Participation Agreement shall be submitted to the Corporation within thirty (30) days after the Corporation notifies the Employee of his or her Plan eligibility. Such Participation Agreement will be effective when received by the Corporation.

     3.2 DEFERRAL LIMITATIONS. The following Participant Deferral limitations shall apply for each Deferral Period:

     (a) SALARY DEFERRALS. A Participant whose Compensation equals or exceeds $160,000 as of January 1 of the applicable Plan Year may defer no less than one hundred twenty-five



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            dollars ($125) on a per-pay basis and no more than 50% of the
            Participant's Compensation on a per-pay basis during the applicable Deferral Period.

     (b) INCENTIVE COMPENSATION DEFERRALS. A Participant may defer no less than three thousand dollars ($3,000) and no more than 100% of any Incentive Compensation which becomes payable to the Participant during the applicable Deferral Period.

     3.3 COMMITMENT LIMITED BY TERMINATION, RETIREMENT, DISABILITY OR DEATH. As of the Participant's Termination date, Retirement date, date of Disability or date of death, all Participant Deferrals under the Plan shall conclude.

     3.4 MODIFICATION OF DEFERRAL COMMITMENT. Except as provided in Section 6.1(b) below, a Participant's deferral commitment as evidenced by his or her Participation Agreement for the applicable Deferral Period, shall be irrevocable.

     3.5 CHANGE IN EMPLOYMENT STATUS. If the Corporation determines that a Participant's performance is no longer at a level that deserves to be rewarded through participation in the Plan, but does not terminate the Participant's employment with the Employer, the Participant's existing Participation Agreement shall terminate at the end of the Deferral Period, and no new Participation Agreement may be made by such Participant.

     3.6 PRIOR PLAN AWARDS. Effective January 1, 1997, all Employees' incentive compensation deferred under the KeyCorp Long Term Cash Incentive Compensation Plan, the KeyCorp Short Term Incentive Compensation Plan and/or the KeyCorp Management Incentive Compensation Plan and all salary deferrals and incentive compensation deferred under the KeyCorp Executive Deferred Compensation Plan shall be transferred for bookkeeping purposes to this Plan and shall be reflected in Plan Accounts established in the Employees' name. Effective April 1, 1998 all Employees' incentive compensation, bonuses and salary deferrals deferred under the Ameritrust Deferred Compensation Plan shall be transferred for bookkeeping purposes to this Plan and shall be reflected in Plan Accounts established in the Employee's name. Such Employees shall be given the opportunity to elect to invest such Prior Plan Awards in the Plan's Investment Accounts, and may modify their investment elections at such times and in such manner as the Corporation shall direct. Employees with Prior Plan Awards which for bookkeeping purposes are maintained under this Plan shall not otherwise participate in the Plan unless such Employee has met the eligibility requirements set forth in Section 3.1(a) and has become a Plan Participant pursuant to Section 3.1(b) or Section 3.1(c) of the Plan.

                                   ARTICLE IV

                              PARTICIPANT DEFERRALS
                              ---------------------

     4.1 PLAN ACCOUNT. All Prior Plan Awards, Participant Deferrals and Corporate Contributions shall be credited on a bookkeeping basis to a Plan Account established in the Participant's name. Separate sub-accounts may be established to reflect the Participant's investment elections, with all earnings, gains or losses attributable to such elections.

     4.2    INVESTMENT OF PARTICIPANT DEFERRALS. Subject to the provisions of
Section 4.3 hereof, each Participant shall direct the manner in which his or her Participant Deferrals are to be invested for bookkeeping purposes under the Plan. All Participant Deferrals may be invested for bookkeeping purposes in any one or more of the Plan's Investment Accounts, in such amount as the Participant shall



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select, provided that such election amounts are expressed in five percent increments. Subject to the provisions of Section 4.4 hereof, Participants may modify their investment elections at such times and in such manner as permitted by the Corporation.

     4.3 COMPLIANCE WITH CORPORATION'S STOCK OWNERSHIP GUIDELINES. Notwithstanding the foregoing provisions of Section 4.2 hereof, Participants who have not met the ownership requirements of the Corporation's stock ownership guidelines shall be required to defer all Participant Deferrals into the Common Stock Account until such time as the Corporation stock ownership guidelines have been met.

     4.4 INVESTMENT OF PARTICIPANT DEFERRALS INVESTED IN THE COMMON STOCK ACCOUNT. The Participant's election to have his or her Participant Deferrals invested on a bookkeeping basis in the Common Stock Account shall be irrevocable; Participant Deferrals invested in the Common Stock Account shall not be subject to investment direction by the Participant.

     4.5 CREDITING OF PARTICIPANT DEFERRALS; WITHHOLDING. Participant Salary Deferrals shall be credited to the Participant's Plan Account as of each pay period during the applicable Deferral Period. Participant Incentive Compensation Deferrals shall be credited to the Participant's Plan Account as of the date the Incentive Compensation would have been payable to the Participant but for the Participant's election to defer such Incentive Compensation to this Plan. The withholding of taxes with respect to Participant Deferrals as required by state, federal or local law shall be withheld from the Participant's Compensation to the maximum extent possible; any taxes remaining due shall reduce the amount of Participant Deferrals credited to the Participant's Plan Account.

                                    ARTICLE V

                             CORPORATE CONTRIBUTIONS
                             -----------------------

     5.1 CREDITING OF CORPORATION CONTRIBUTIONS. Effective January 1, 1999, Corporate Contributions shall be credited on a bookkeeping basis to the Participant's Plan Account in proportion to the respective amount of the Participant's Participant Deferrals made to the Plan during such applicable Deferral Period. Participant Deferrals invested on a bookkeeping basis in the Plan's Interest Bearing Fund and/or Investment Funds shall be credited with Corporate Contributions equal to 6% of such Participant's Participant Deferrals; Participant Deferrals invested on a bookkeeping basis in the Plan's Common Stock Account shall be credited with Corporate Contributions equal to 10% of such Participant's Participant Deferrals. Effective January 1, 1998 Corporate Contributions (equal to 6% or 10%, as the case may be) shall also be credited on behalf of those Participants whose Participant Deferrals become mandated under the requirements of Section 162(m) of the Code.

     5.2 INVESTMENT OF CORPORATE CONTRIBUTIONS. All Corporate Contributions credited to the Participant's Plan Account shall be invested for bookkeeping purposes in the Plan's Common Stock Account. Corporate Contributions are not subject to Participant investment directions.

     5.3 VESTING IN CORPORATE CONTRIBUTIONS. A Participant shall become vested in those Corporate Contributions credited on a bookkeeping basis to the Participant's Plan Account upon the Participant's (1) completion of three years of vested service, (2) Disability, or (3) death. For purposes of this Section
5.3 hereof, the term "vested service" shall be determined from the Participant's employment commencement date through the Participant's Termination, Retirement, or Disability date (whichever shall first occur), and shall be calculated based on consecutive twelve-month periods during which time the Participant is employed by an Employer.



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     5.4    FORFEITURE OF CORPORATE CONTRIBUTIONS. Notwithstanding the
provisions of Sections 5.1 or 5.3 hereof, if the Participant terminates his or her employment with the Corporation for any reason other than Normal Retirement or Termination Under Limited Circumstances, the Participant shall forfeit 4% out of the 10% of those Corporate Contributions (so that the remaining Corporate Contribution will be 6%) allocated on Participant Deferrals which the Participant has elected to irrevocably defer into the Common Stock Account. All earnings on those 4% of Corporate Contributions forfeited shall also be forfeited.

     5.5 DETERMINATION OF AMOUNT. The Plan Administrator shall verify the amount of Participant Deferrals, Corporate Contributions, dividends, and earnings, if any, to be credited to each Participant's Plan Account in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of each Investment Account shall be conclusive and binding upon all Participants and the Beneficiary of each deceased Participant having any interest, direct or indirect in the Participant's Plan Account. The value of an Investment Account on any day not a Determination Date, shall be the value on the last preceding Determination Date. As soon as reasonably practicable after the close of the Plan Year, the Corporation shall send to each Participant an itemized accounting statement which shall reflect the Participant's Plan Account balance.

     5.6 CORPORATE ASSETS. All Participant Deferrals, Corporate Contributions, dividends, earnings and any other gains and losses credited to a Participant's Plan Account remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with Articles VI, IX and X of the Plan. Payments made under the Plan shall be in the form of cash and shares and shall be made from the general assets of the Corporation, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     5.7 NO PRESENT INTEREST. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant's Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant's Plan Account shall be void. No right, interest, or benefit under the Plan or Participant's Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant's Plan Account, such attempt shall be void and unenforceable.

     5.8 EFFECT OF PLAN TERMINATION. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan shall terminate the liability of the Corporation and all Employers to make further Corporate Contributions to the Plan.



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                                   ARTICLE VI

                          DISTRIBUTION OF PLAN BENEFITS
                          -----------------------------

     6.1 DISTRIBUTIONS PRIOR TO TERMINATION OR RETIREMENT. A Participant's vested Plan benefit may be distributed to the Participant prior to the Participant's Termination or Retirement under the following circumstances:

     (a) EARLY DISTRIBUTION. If a Participant makes Participant Deferrals in conjunction with the provisions of Section 162(m) of the Code, such Participant Deferrals shall be distributed to the Participant on the date specified in the Participant's Participation Agreement, which may provide (subject to the distribution limitations contained in Section 6.6 hereof) for a distribution date sooner than the Participant's Termination or Retirement date. Such distribution shall be limited to those applicable Participant Deferrals deferred in accordance with the provisions of Section 162(m) of the Code, with all earnings and gains thereon.

     (b) HARDSHIP WITHDRAWAL. Upon a finding that a Participant has suffered a Financial Hardship, the Corporation by and through the Hardship Withdrawal Committee may, in its sole and absolute discretion, permit the Participant to obtain a Hardship Withdrawal from his or her vested Plan Account. The amount of such a Hardship Withdrawal shall be limited to the amount reasonably necessary to meet the Participant's immediate needs resulting from the Financial Hardship. If a Hardship Withdrawal is permitted in accordance with the requirements of this Section 6.1(b) hereof, or if a Hardship Withdrawal is permitted under the KeyCorp 401(k) Savings Plan, Participant Deferrals under this Plan shall cease for a 12-month period.

     (c) FORM OF PAYMENT AND TIME. Distributions made to a Participant pursuant to Section 6.1(a) or 6.1(b) hereof shall be paid in a lump sum amount. Distributions made under this Section 6.1 shall be made as soon as reasonably practicable following (i) the distribution date permitted under the provisions of Section 6.1(a), or (ii) the date on which the Hardship Withdrawal Committee approves the Participant's Hardship Withdrawal request under the provisions of
            Section 6.1(b).

     6.2 DISTRIBUTION OPTIONS FOR INTEREST BEARING ACCOUNT AND/OR INVESTMENT FUNDS. Subject to the provisions of Section 6.4 and Section 6.5 hereof, a Participant shall elect, as reflected in the Participant's Participation Agreement, to receive a distribution of his or her vested Plan Account balance from the Plan's Interest Bearing Account and /or Investment Funds under the following payment options:

     (a)    a single lump sum distribution, or

     (b) a series of monthly installment distributions over a period of 60, 120, or 180 months.

     Distributions of Participant Deferrals from the Plan's Interest Bearing Account and/or Investment Funds shall be made in cash.



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     6.3    DISTRIBUTION OPTIONS FOR COMMON STOCK ACCOUNT. Subject to the
provisions of Section 6.4 and Section 6.5 of the Plan, a Participant shall elect, as reflected in the Participant's Participation Agreement, to receive a distribution of his or her vested Plan Account balance from the Plan's Common Stock Account under the following payment options:

     (a)    a single lump sum distribution, or

     (b) a series of annual installment distributions over a period of 5, 10, or 15 years.

     Distributions of Participant Deferrals and vested Corporate Contributions from the Plan's Common Stock Account made or commenced prior to January 1, 1999 shall be made in cash; distributions from the Common Stock Account made or commenced on or after January 1, 1999 shall be made in KeyCorp Common Shares; provided, however, that in the event that the Corporation enters into a transaction intended to qualify as a pooling of interests for accounting purposes prior to January 1, 1999, all distributions from the Common Stock Account shall continue to be made in cash.

     6.4 DISTRIBUTIONS FOLLOWING TERMINATION, RETIREMENT OR DISABILITY. Upon a Participant's Termination, Retirement, or Disability, the Participant's vested Plan Account balance shall be distributed to the Participant in accordance with the distribution elections contained within the Participant's Participation Agreement for each applicable Deferral Period. Notwithstanding the foregoing provisions of this Section 6.4, however, in the event the Participant voluntarily terminates his or her employment with an Employer and within twelve months of such Termination, Retirement, or Disability date provides services in any capacity to a financial services organization, or other competitor of the Corporation or any of its subsidiaries, such Participant's distribution elections as contained within the Participant's Participation Agreements shall be null and void, and the Participant shall receive an immediate lump sum distribution of his or her vested Plan Account balance.

     6.5 DISTRIBUTION OF ACCOUNT BALANCE. The Participant's vested Plan Account shall be valued as of the Determination Date immediately preceding his or her Termination, Retirement or Disability (the "valuation date").

     (a) LUMP SUM DISTRIBUTIONS. If a Participant has elected to receive a lump sum distribution of all or any portion of his or her vested Plan Account, such lump sum distribution shall be made as soon as reasonably practicable following the Participant's Termination, Retirement or Disability date.

     (b) INSTALLMENT DISTRIBUTIONS. If a Participant has elected to receive an installment distribution of all or any portion of his or her Plan Account, such installment distribution shall commence as soon as reasonably practicable following the Participant's Termination, Retirement or Disability date.

            (i) The Participant's vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan's Interest Bearing Account and Investment Funds shall be reflected in a distribution sub-account, which shall be credited with interest based on a 36 month average (as of the valuation date) of the monthly earnings credited under the Interest Bearing Account for the Participant's installment distribution period.

            (ii) The Participant's vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan's Common Stock Account shall be reflected as a number of whole



                                      -10-